Plum Creek Timber Company, Inc.
999 Third Avenue
Suite 4300
Seattle, Washington 98104
206 467 3600

News Release

For more information contact:
For immediate release	Investors: John Hobbs 1-800-858-5347
July 19, 2004	Media: Kathy Budinick 1-206-467-3620

Plum Creek Timber Company, Inc. Reports Results for Second
Quarter 2004

SEATTLE, Wash. – Plum Creek Timber Company, Inc. (NYSE: PCL) today announced second quarter earnings of $57 million, or $0.31 per diluted share, on revenues of $341 million. Earnings for the second quarter of 2003 were $58 million, or $0.31 per diluted share, on revenues of $318 million. Earnings for the first six months of 2004 were $212 million, or $1.15 per diluted share, on revenues of $838 million. Earnings for the first six months of 2003 were $91 million, or $0.49 per diluted share, on revenues of $591 million.

Cash provided by operating activities in the second quarter totaled $155 million including approximately $15 million from the sale of large, non-strategic timberlands. Cash provided by operating activities in the same period of 2003 was $144 million including approximately $13 million from the sale of large, non-strategic timberlands. Cash provided by operating activities in the first six months of 2004 totaled $397 million and included approximately $129 million from the sale of large, non-strategic timberlands. Cash provided by operating activities in the first six months of 2003 totaled $190 million and included approximately $13 million from the sale of large, non-strategic timberlands. The company reduced debt by $41 million during the quarter and ended the second quarter with $328 million in cash and cash equivalents.

“Second quarter results came in as expected,” said Rick Holley, president and chief executive officer. “Timber markets in most regions continued to strengthen modestly as our customers benefited from strong demand for lumber and plywood. Our Manufacturing segment posted its best results since 1999. For the quarter, Southern harvest levels were below our expectations as torrential rains in June virtually halted harvesting operations in western portions of the South. This has left many mills in the region with critically low log inventories which should result in higher prices in the region as these mills rebuild their log inventories during the third quarter.”

Review of Operations

The Northern Resources segment reported operating profit of $16 million, up $1 million, compared to the same period of 2003. Strong housing starts, repair and remodel activity, and industrial demand for wood products increased sawmill operating rates. As a result, sawlog prices in the Northern Resources segment were 12 percent higher compared to the second quarter of 2003. Pulp and paper markets remained strong during the second quarter. Pulp and paper mills struggled to maintain log inventories, particularly in Maine, due to a persistent shortage of harvesting contractors. As a result, pulpwood prices were 14 percent higher in the second quarter of 2004 compared to the same period of 2003.

Operating profit in the Southern Resources segment was $45 million compared to $55 million for the same period of 2003. Harvest volumes during the second quarter were 11 percent lower than the second quarter of 2003. This was the result of extremely difficult logging conditions in the wet western sections of the South and the deferral of harvests from some pay-as-cut customers in the eastern regions of the South. These customers chose to buy lower-priced spot market logs from third parties and defer their harvest on higher-priced pay-as-cut contracts.

Over the past 12  months, sawlog demand has improved throughout the South and sawlog prices, on average, have increased approximately 3 percent. Price movements, however, are not uniform and have varied due to local supply conditions. In some regions, sawlog prices have increased as much as 6 percent, while sawlog prices have been flat or declined modestly in other drier areas with excellent timber accessibility. Pulpwood demand has remained good during the past year. However, Southern pulpwood customers have been able to maintain their log inventories at or above target levels.  As a result, pulpwood prices were slightly below the second quarter of 2003 levels when customers were aggressively building pulpwood inventories.

The Real Estate segment reported second quarter revenue of $50 million compared to $57 million in the second quarter of 2003. The segment results were comprised of both higher and better use land sales and large, non-strategic timberland sales. Revenues from the sale of higher and better use lands were $34 million during the second quarter of 2004.  Gains from these sales were approximately $10 million. Second quarter 2003 revenues from the sale of higher and better use lands were $44 million and resulted in gains of $21 million. The second quarter 2004 results also included $15 million of revenue and $2 million in gains from the sale of large, non-strategic timberlands. Second quarter 2003 segment results also included $13 million of revenue from the sale of large, non-strategic timberlands that had no gain.

The Manufacturing segment reported operating profit of $23 million, up approximately $27 million, from the $4 million  loss reported for the second quarter of 2003. Continued strong housing and improving industrial demand led to higher prices for each of the company’s manufactured products. Plywood prices were up 52 percent compared to last year, while lumber prices were 41 percent higher. Medium density fiberboard (MDF) price realizations improved 18 percent compared to the second quarter of 2003 as the result of stronger industrial demand, reduced import competition, and a higher valued product mix. Production efficiency gains at the company’s MDF operations also contributed to the improved performance of the segment.

Other Actions

During the quarter, the company completed the previously announced sale of its working interest in a coalbed methane project for $27 million. The sale resulted in a pre-tax gain of $5 million ($3 million, or $0.02 per diluted share, after-tax gain).  In addition, the company acquired approximately 29,000 acres of Arkansas timberlands for $32 million as part of a 1031 tax-free exchange for timberlands sold in the first quarter.

Outlook

For the third quarter, the company expects many mills in the western areas of the South to rebuild severely depleted log inventories. This should temporarily boost sawlog prices in the region. Sawlog prices in the eastern regions of the South are expected to remain at current levels during the quarter. Low log inventories and continued contractor shortages in the Northeast should keep Northern segment pulpwood prices steady. Good lumber and plywood demand and tight log inventories in the Rockies should keep Northern segment sawlog prices strong. Harvest volumes for both the Northern and Southern Resource segments will be higher in the third quarter compared to the second quarter due to normal seasonal factors. The company expects to harvest between 18.5 and 19.0 million tons of timber during 2004.

The Company expects Real Estate segment revenues for the remainder of the year to be between $55 and $65 million. Of this amount, third quarter revenues are expected to be between $30 and $35 million. Real estate segment results could be higher depending on the extent of large, non-strategic timberlands sold during the remainder of the year.

Earnings for the Manufacturing segment are expected to moderate as lumber and plywood prices recede from the very strong levels experienced during the second quarter. Solid industrial demand is expected to result in continued strong MDF prices during the remainder of the year.

The company expects earnings for the third quarter to be between $0.30 and $0.35 per share. Fourth quarter earnings are expected to be between $0.25 and $0.30 per share.

“Strong housing demand, growth in industrial demand and low customer log inventories in many regions are providing a solid foundation for good performance from our timber business for the remainder of the year,” said Rick Holley. “While we expect lumber and plywood prices to recede from their current high levels, our Manufacturing segment will have an exceptional year in 2004. As a result, we’ve increased our earnings estimates for the remainder of 2004.

“Plum Creek continues to execute its strategy aimed at delivering the most value possible from each tree and every acre we own. Our land sales are capturing excellent values for non-core properties and providing significant capital to grow shareholder value. We are maintaining our disciplined approach to capital allocation. We continually evaluate the best use of the cash we generate with the goal of growing the per share value of the company.”

Earnings Conference Call and Supplemental Information

Plum Creek will hold a conference call today, July 19, at 5:00 p.m. EDT (2:00 p.m. PDT). A live webcast of the conference call may be accessed through Plum Creek’s Internet site at www.plumcreek.com by clicking on the “Investors” link.

Investors without Internet access should dial 1-800-572-9852 at least 10 minutes prior to the start, referencing Plum Creek’s earnings. Those wishing to access the call from outside the United States/Canada should dial 1-706-645-9676, also referencing Plum Creek’s earnings. Replay of the call will be available for 48 hours after completion of the live call and can be accessed at 1-800-642-1687 or 1-706-645-9291 (international calls), using the code 7075719.

Supplemental financial information for Plum Creek operations, including statistical data, is available in the “Investors” section of Plum Creek’s website at www.plumcreek.com.

_________________

Plum Creek is one of the largest land and timber owners in the nation, with approximately 8 million acres of timberlands in major timber producing regions of the United States and 10 wood products manufacturing facilities in the Northwest.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Litigation Reform Act of 1995 as amended. Some of these forward-looking statements can be identified by the use of forward-looking words such as “believes,” “expects,” “may,” “will,” “should,” “seek,” “approximately,” “intends,” “plans,” “estimates,” or “anticipates,” or the negative of those words or other comparable terminology. The accuracy of such statements is subject to a number of risks, uncertainties and assumptions including, but not limited to, the cyclical nature of the forest products industry, our ability to harvest our timber, our ability to execute our acquisition strategy, the market for and our ability to sell or exchange non-strategic timberlands and timberland properties that have higher and better uses, and various regulatory constraints. These and other risks, uncertainties and assumptions are detailed from time to time in our filings with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, and the Securities Act of 1933, as amended. It is likely that if one or more of the risks materializes, or if one or more assumptions prove to be incorrect, the current expectations of Plum Creek and its management will not be realized. Forward-looking statements are not guarantees of performance, and speak only as of the date made, and neither Plum Creek nor its management undertakes any obligation to update or revise any forward-looking statements.

PLUM CREEK TIMBER COMPANY, INC. CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
	Six Months Ended
	June 30, 2004	June 30, 2003
	(In Millions, Except Per Share Amounts)
Revenues:
Timber	$335	$315
Real Estate	238	80
Manufacturing	256	191
Other	9	5

Total Revenues	838	591

Costs and Expenses:
Cost of Goods Sold:
Timber	173	160
Real Estate	124	55
Manufacturing	218	195
Other	3	2

Total Cost of Goods Sold	518	412
Selling, General and Administrative	40	36

Total Costs and Expenses	558	448
Gain on Sale of Other Assets	5	--

Operating Income	285	143
Interest Expense, net	56	57

Income before Income Taxes	229	86
Benefit (Provision) for Income Taxes	(17)	5

Net Income	$212	$91

Net Income per Share - Basic	$1.16	$0.50

Net Income per Share - Diluted	$1.15	$0.49

Weighted average number of Shares outstanding - Basic	183.2	183.5

Weighted average number of Shares outstanding - Diluted	184.0	184.1

PLUM CREEK TIMBER COMPANY, INC. CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
	Quarter Ended
	June 30, 2004	June 30, 2003
	(In Millions, Except Per Share Amounts)
Revenues:
Timber	$151	$159
Real Estate	50	57
Manufacturing	134	99
Other	6	3

Total Revenues	341	318

Costs and Expenses:
Cost of Goods Sold:
Timber	80	79
Real Estate	38	36
Manufacturing	110	99
Other	2	1

Total Cost of Goods Sold	230	215
Selling, General and Administrative	22	19

Total Costs and Expenses	252	234
Gain on Sale of Other Assets	5	--

Operating Income	94	84
Interest Expense, net	27	29

Income before Income Taxes	67	55
Benefit (Provision) for Income Taxes	(10)	3

Net Income	$57	$58

Net Income per Share - Basic	$0.31	$0.32

Net Income per Share - Diluted	$0.31	$0.31

Weighted average number of Shares outstanding - Basic	183.3	183.0

Weighted average number of Shares outstanding - Diluted	184.0	183.5

PLUM CREEK TIMBER COMPANY, INC. CONSOLIDATED BALANCE SHEETS (UNAUDITED)
	June 30, 2004	December 31, 2003
	(In Millions)
ASSETS
Current Assets:
Cash and Cash Equivalents	$328	$260
Restricted Advance from Customer	4	3
Accounts Receivable	44	34
Inventories	54	54
Investment in Grantor Trust	12	13
Deferred Tax Asset	11	11
Other Current Assets	18	30

	471	405
Timber and Timberlands - Net	3,590	3,674
Property, Plant and Equipment - Net	271	303
Other Assets	7	5

Total Assets	$4,339	$4,387

LIABILITIES
Current Liabilities:
Current Portion of Long-Term Debt	$32	$33
Accounts Payable	26	27
Interest Payable	28	28
Wages Payable	16	23
Taxes Payable	24	15
Deferred Revenue	22	16
Liabilities Associated with Grantor Trust	12	13
Other Current Liabilities	23	13

	183	168
Long-Term Debt	1,408	1,437
Lines of Credit	466	594
Deferred Tax Liability	48	37
Other Liabilities	24	32

Total Liabilities	2,129	2,268

Commitments and Contingencies

STOCKHOLDERS' EQUITY
Preferred Stock, $0.01 par value, authorized shares - 75.0,
outstanding - none	--	--
Common Stock, $0.01 par value, authorized shares - 300.0,
issued (including Treasury Stock) - 185.3 at June 30, 2004
and 185.1 at December 31, 2003	2	2
Additional Paid-In Capital	2,157	2,150
Retained Earnings	93	9
Treasury Stock, at cost, Common shares - 2.0	(43)	(43)
Other Equity	1	1

Total Stockholders' Equity	2,210	2,119

Total Liabilities and Stockholders' Equity	$4,339	$4,387

PLUM CREEK TIMBER COMPANY, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
	Six Months Ended
	June 30, 2004	June 30, 2003
	(In Millions)
Cash Flows From Operating Activities:
Net Income	$212	$91
Adjustments to Reconcile Net Income to
Net Cash Provided By Operating Activities:
Depreciation, Depletion and Amortization	51	51
Basis of Real Estate Sold (Including Impairment Losses of $19 in 2004 and $9 in 2003)	114	49
Deferred Income Taxes	12	(5)
Gain on Sale of Other Assets	(5)	--
Working Capital Changes	16	5
Other	(3)	(1)

Net Cash Provided By Operating Activities	397	190

Cash Flows From Investing Activities:
Property Additions (Excluding Timberland Acquisitions)	(32)	(38)
Timberlands Acquired (Including Tax-Deferred Exchange Proceeds, Net)	(39)	(17)
Proceeds from Sale of Other Assets	27	--

Net Cash Used In Investing Activities	(44)	(55)

Cash Flows From Financing Activities:
Dividends	(128)	(129)
Borrowings of Long-term Debt and Lines of Credit	1,227	1,278
Repayments of Long-term Debt and Lines of Credit	(1,387)	(1,244)
Proceeds from Stock Option Exercises	3	--
Acquisition of Treasury Stock	--	(43)

Net Cash Used In Financing Activities	(285)	(138)

Increase (Decrease) In Cash and Cash Equivalents	68	(3)
Cash and Cash Equivalents:
Beginning of Period	260	246

End of Period	$328	$243

PLUM CREEK TIMBER COMPANY, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
	Quarter Ended
	June 30, 2004	June 30, 2003
	(In Millions)
Cash Flows From Operating Activities:
Net Income	$57	$58
Adjustments to Reconcile Net Income to
Net Cash Provided By Operating Activities:
Depreciation, Depletion and Amortization	24	26
Basis of Real Estate Sold (Including Impairment Losses of $3 in 2004)	35	32
Deferred Income Taxes	5	(3)
Gain on Sale of Other Assets	(5)	--
Working Capital Changes	36	28
Other	3	3

Net Cash Provided By Operating Activities	155	144

Cash Flows From Investing Activities:
Property Additions (Excluding Timberland Acquisitions)	(15)	(22)
Timberlands Acquired (Including Tax-Deferred Exchange Proceeds, Net)	(15)	(16)
Proceeds from Sale of Other Assets	27	--

Net Cash Used In Investing Activities	(3)	(38)

Cash Flows From Financing Activities:
Dividends	(64)	(64)
Borrowings of Long-term Debt and Lines of Credit	621	496
Repayments of Long-term Debt and Lines of Credit	(662)	(503)
Proceeds from Stock Option Exercises	1	--

Net Cash Used In Financing Activities	(104)	(71)

Increase In Cash and Cash Equivalents	48	35
Cash and Cash Equivalents:
Beginning of Period	280	208

End of Period	$328	$243